Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

On November 30, 2016, Zayo Group Holdings, Inc. (“Zayo” or the “Company”) disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”), the entrance into an Agreement and Plan of Merger (the “Merger Agreement”) with Electric Lightwave Parent, Inc. (“Electric Lightwave”).    On March 1, 2017, the transactions contemplated by the Merger Agreement were consummated at which time Zayo acquired one hundred percent of the ownership interest of Electric Lightwave (the “Electric Lightwave Acquisition”) for a purchase price of $1.44 billion, subject to customary working capital and other adjustments. The acquisition of Electric Lightwave was funded with proceeds from a previously announced $650.0 million incremental term loan (the “Incremental Term Loan”) and $800.0 million aggregate principal amount of 5.75% senior unsecured notes due in 2027 (the “January 2017 Notes Offering”).  The Electric Lightwave Acquisition, the Incremental Term Loan and the January 2017 Notes Offering are collectively referred to as the “Transactions”.

The following tables present unaudited pro forma condensed combined financial information of Zayo Group Holdings, Inc. for the periods and as of the dates indicated.  The following unaudited pro forma condensed combined financial information has been prepared giving effect to (i) the Electric Lightwave Acquisition, (ii) the Incremental Term Loan, (iii) the January 2017 Notes Offering, and (iv) the use of proceeds from each of the foregoing. The unaudited pro forma condensed combined financial information for the year ended June 30, 2016 is derived from (i) our audited historical consolidated financial statements for the year ended June 30, 2016 and (ii) unaudited historical financial statements of Electric Lightwave for the twelve months ended June 30, 2016. The unaudited historical financial statements of Electric Lightwave for the twelve months ended June 30, 2016 were derived from the audited calendar year ended December 31, 2015 financial statements less the unaudited historical financial results for the six months ended June 30, 2015 and adding the unaudited historical financial results for the six months ended June 30, 2016.

The unaudited pro forma condensed combined financial information as of and for the six months ended December 31, 2016 is derived from (i) our unaudited historical condensed consolidated financial statements for the six months ended December 31, 2016, (ii) unaudited historical statement of operations for Electric Lightwave for the six months ended December 31, 2016 and (iii) audited balance sheet of Electric Lightwave as of December 31, 2016.

For purposes of the unaudited pro forma condensed combined balance sheet as of December 31, 2016, we assumed that the Electric Lightwave Acquisition, the Incremental Term Loan, the January 2017 Notes Offering,  and the use of the proceeds from each of the foregoing occurred on December 31, 2016. For purposes of the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2016 and the six months ended December 31, 2016, we assumed that the Electric Lightwave Acquisition, the Incremental Term Loan, the January 2017 Notes Offering, and the use of proceeds from each of the foregoing occurred on July 1, 2015.

The acquisition of Electric Lightwave is being accounted for as a business combination (in accordance with ASC 805—Business Combinations). As such, the pro forma adjustments reflect the addition of the estimated fair values of assets and liabilities of Electric Lightwave. The determination of fair value for the identifiable tangible and intangible assets acquired and liabilities assumed requires extensive use of accounting estimates and judgments. Significant estimates and assumptions include, but are not limited to, estimating future cash flows and determining the appropriate discount rate. The pro forma adjustments are based upon currently available information and certain estimates and assumptions. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Transactions as contemplated and that the pro forma adjustments give appropriate effect to these assumptions and are properly applied in the pro forma financial information and operating data. The pro forma financial information and operating data is for illustrative purposes only and may not be indicative of the results that actually would have occurred if we had engaged in these transactions on the dates indicated and should not be taken as representative of our future consolidated results of operations or financial condition. The unaudited pro forma condensed combined financial information herein does not adjust for integration costs to be incurred in future periods, nor does it give effect to any potential cost reductions or other operating efficiencies that could result from the Electric Lightwave Acquisition, including but not limited to those associated with potential reductions of corporate overhead, eliminations of duplicate functions or increased operational efficiencies.

As of the date of this Current Report on Form 8-K, we have not finalized the detailed valuation studies necessary to arrive at the required fair market values of Electric Lightwave’s assets to be acquired and the liabilities to be assumed and the related allocations of the purchase price. We have made certain pro forma adjustments to the historical book values of the assets and liabilities of Electric Lightwave to reflect certain preliminary estimates of the fair value of the net assets to be acquired, with the excess of the purchase price over the estimated fair values of Electric Lightwave’s acquired assets and assumed liabilities recorded as goodwill. Actual results are expected to differ from these preliminary estimates once we have completed the valuation studies necessary to finalize the required purchase price allocations. There can be no assurances that such finalization of the valuation studies will not result in material changes. We have performed a preliminary assessment of accounting policies and financial statement presentation which has identified certain adjustments necessary to conform information in Electric Lightwave’s historical financial statements to our combined accounting policies and presentation. The review of the accounting policies is not yet complete and additional policy and presentation differences may be identified upon completion.

The selected unaudited pro forma condensed financial information should be read in conjunction with the accompanying notes thereto, the information contained in ‘‘Selected Financial Data,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and our audited consolidated financial statements as of and for the year ended June 30, 2016, included in our Annual Report on Form 10-K for the year ended June 30, 2016, and the information contained in ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and our unaudited condensed consolidated financial statements as of and for the six months ended December 31, 2016, included in our Quarterly Report on Form 10-Q for the quarter ended December 30, 2016 and the audited consolidated financial statements as of and for the year ended December 31, 2016 of Electric Lightwave, which are included as Exhibit 99.1 to this Current Report.

Zayo Group Holdings, Inc.

Pro Forma Condensed Combined Statement of Operations

For the Year ended June 30, 2016

(Unaudited)

			Electric
		Electric	Lightwave Pro		Pro Forma	Zayo Group Pro
	Zayo Group	Lightwave	Forma		Adjustments for	Forma as
	Historical (1)	Historical (1)	Adjustments (2)		debt offerings (4)	adjusted
	(in millions)
Revenue	$1,721.7	$561.8	$(6.9)	[a,c]	$—	$2,276.6
Operating costs and expenses
Operating costs (excluding depreciation and amortization and including stock-based compensation)	578.7	193.0	(6.6)	[c]	—	765.1
Selling, general and administrative expenses (including stock-based compensation)	386.4	211.2	—		—	597.6
Depreciation and amortization	516.3	128.5	10.2	[b]	—	655.0
Total operating costs and expenses	1,481.4	532.7	3.6		—	2,017.7
Operating income	240.3	29.1	(10.5)		—	258.9
Other expenses
Interest expense	(220.1)	(51.8)	—		(22.8)	(294.7)
Loss on extinguishment of debt	(33.8)	—	—		—	(33.8)
Foreign currency loss on intercompany loans	(53.8)	—	—		—	(53.8)
Other (expense)/income, net	(0.3)	0.7	—		—	0.4
Total other expenses, net	(308.0)	(51.1)	—		(22.8)	(381.9)
(Loss)/income from operations before income taxes	(67.7)	(22.0)	(10.5)		(22.8)	(123.0)
Provision/(benefit) for income taxes (3)	8.5	—	(12.7)		(8.9)	(13.1)
Net (loss)/income	$(76.2)	$(22.0)	$2.2		$(13.9)	$(109.9)

Zayo Group Holdings, Inc.

Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended December 31, 2016

(Unaudited)

			Electric
		Electric	Lightwave Pro		Pro Forma	Zayo Group Pro
	Zayo Group	Lightwave	Forma		Adjustments for	Forma as
	Historical (1)	Historical (1)	Adjustments (2)		debt offerings (4)	adjusted
	(in millions)
Revenue	$1,011.6	$266.8	$(3.4)	[a,c]	$—	$1,275.0
Operating costs and expenses
Operating costs (excluding depreciation and amortization and including stock-based compensation)	353.7	92.3	(3.2)	[c]	—	442.8
Selling, general and administrative expenses (including stock-based compensation)	210.3	98.9	—		—	309.2
Depreciation and amortization	269.9	64.1	2.8	[b]	—	336.8
Total operating costs and expenses	833.9	255.3	(0.4)		—	1,088.8
Operating income	177.7	11.5	(3.0)		—	186.2
Other expenses
Interest expense	(107.0)	(26.9)	—		(10.5)	(144.4)
Foreign currency loss on intercompany loans	(28.6)	—	—		—	(28.6)
Other (expense)/income, net	0.2	0.2	—		—	0.4
Total other expenses, net	(135.4)	(26.7)	—		(10.5)	(172.6)
Income/(loss) from operations before income taxes	42.3	(15.2)	(3.0)		(10.5)	13.6
Provision/(benefit) for income taxes (3)	6.8	0.7	(7.8)		(4.1)	(4.4)
Net income/(loss)	$35.5	$(15.9)	$4.8		$(6.4)	$18.0

Notes to the Unaudited Condensed Combined Statements of Operations for the six months ended December 31, 2016 and year ended June 30, 2016.

(1)

The ‘‘Zayo Group Historical’’ columns reflect the Company’s historical operating results for the six months ended December 31, 2016 and for the year ended June 30, 2016. The ‘‘Electric Lightwave Historical’’ column reflects Electric Lightwave’s historical operating results for the six months ended December 31, 2016 and for the twelve months ended June 30, 2016. Electric Lightwave’s historical financial results of operations for the twelve months ended June 30, 2016 were derived by taking Electric Lightwave’s audited historical financial statements for the twelve months ended December 31, 2015, deducting the unaudited historical financial results for the six months ended June 30, 2015 and adding Electric Lightwave’s unaudited historical financial results for the six months ended June 30, 2016.

(2)	The ‘‘Electric Lightwave Pro Forma Adjustments’’ column reflects the following adjustments:

(a)

A reduction of $0.2 million and $0.3 million to pro forma revenue recognized during the six months ended December 31, 2016 and twelve months ended June 30, 2016, respectively, resulting from estimated purchase accounting adjustments to the acquired deferred revenue balance.

(b)

An increase of $2.8 million and $10.2 million during the six months ended December 31, 2016 and year ended June 30, 2016, respectively, to historical depreciation and amortization expense based on the estimated fair value and useful lives of acquired tangible and customer relationship assets, based on preliminary estimates. The Company’s preliminary estimate of the acquisition date fair value of the acquired customer relationship is $312.2 million. The pro-forma adjustment associated with the amortization of the customer relationship value assumes this intangible asset will be amortized ratably on a straight-line basis over a period of 20 years. The Company’s preliminary estimate of the acquisition date fair value of the acquired property and equipment is $493.1 million which represents a 30% increase to the acquisition date book value on the Electric Lightwave historical balance sheet. The pro-forma adjustment associated with the depreciation of the property and equipment assumes an estimated 30% increase to the historical depreciation expense recorded by Electric Lightwave adjusted for changes in estimated useful lives to match Zayo’s accounting policies.

(c)

During the pro forma periods presented, the Company and Electric Lightwave have entered into transactions which have been reflected in their respective historical statements of operations as revenue and operating costs. Had the Electric Lightwave Acquisition been consummated on July 1, 2015, these transactions would have been eliminated in consolidation. The ‘‘Electric Lightwave Pro Forma Adjustments’’ column included a reduction to revenue and operating costs of $3.2 million and $6.6 million for the six months ended December 31, 2016 and the twelve months ended June 30, 2016, respectively, related to the elimination of transactions between the two companies.

(3)

The income tax expense for each of the Pro Forma Adjustments columns has been adjusted to reflect an assumed effective tax rate of 39%. This includes the recording of an income tax benefit for the six months ended December 31, 2016 and the twelve months ended June 30, 2016 of $11.9 million and $21.6 million, respectively, as Electric Lightwave historically recorded a valuation allowance against all tax net operating losses.

(4)

In connection with the Electric Lightwave Acquisition, the Company refinanced Electric Lightwave’s existing indebtedness, entered into the Incremental Term Loan and the January 2017 Notes Offering to finance the acquisition.   The proceeds from the Incremental Term Loan were approximately $662.6 million and the Company received $800.0 million of proceeds from the Notes (collectively the ‘‘New Indebtedness’’).  The Incremental Term Loan was issued at a discount of $6.3 million and the Company incurred debt issuance costs associated with the New Indebtedness of approximately $27.9 million.   The effective interest rate on the combined New Indebtedness, inclusive of interest expense associated with the amortization of the discount on the term loan and debt issuance costs is approximately 5.2%.  If the Company had entered into this New Indebtedness on July 1, 2015, the combined companies would have recognized an additional $10.5 million and $22.8 million of interest expense during the six months ended December 31, 2016 and year ended June 30, 2016, respectively. These adjustments are reflected in the ‘‘Pro Forma Adjustments for Debt Offerings’’ column.

Zayo Group Holdings, Inc.

Pro Forma Balance Sheet

As of December 31, 2016

(Unaudited)

		Electric	Electric Lightwave		Pro Forma	Zayo Group
	Zayo Group, LLC	Lightwave	Pro Forma		Adjustments for	Pro Forma as
	Historical	Historical (1)	Adjustments (2)		Debt Offerings (3)	adjusted
	(in millions)
Assets
Current assets
Cash and cash equivalents	$144.0	$4.5	$(1,440.6)	[a]	$1,428.4	$136.3
Trade receivables, net	156.7	43.6	—		—	200.3
Prepaid expenses	52.9	8.3	—		—	61.2
Other assets	8.6	7.6	—		—	16.2
Total current assets	362.2	64.0	(1,440.6)		1,428.4	414.0
Property and equipment, net	4,286.5	380.2	112.9	[b]	—	4,779.6
Intangible assets, net	902.7	81.4	230.8	[c]	—	1,214.9
Goodwill	1,196.9	316.8	327.9	[d]	—	1,841.6
Other assets	119.4	2.8	—		—	122.2
Total assets	$6,867.7	$845.2	$(769.0)		$1,428.4	$8,372.3
Liabilities and stockholders' equity
Current liabilities
Current portion of long-term debt	—	8.0	(8.0)	[f,g]	25.0	25.0
Revolving credit facility	—	36.5	(36.5)	[g]	—	—
Accounts payable	39.9	15.3	—		—	55.2
Accrued liabilities	260.0	67.4	(9.9)	[e,i]	—	317.5
Accrued interest	28.8	4.7	(4.7)	[g]	—	28.8
Capital lease obligations, current	7.8	—	1.2	[f]	—	9.0
Deferred revenue, current	121.1	—	9.0	[e]	—	130.1
Total current liabilities	457.6	131.9	(48.9)		25.0	565.6
Long-term debt, non-current	4,091.3	750.3	(750.3)	[f,g]	1,403.4	5,494.7
Indebtedness to related parties	—	13.2	(13.2)	[g]	—	—
Capital lease obligation, non-current	76.6	—	1.3	[f]	—	77.9
Deferred revenue, non-current	849.4	—	20.1	[e]	—	869.5
Deferred income taxes, net	39.2	13.3	(42.7)	[h]	—	9.8
Other long-term liabilities	66.1	26.4	(25.2)	[e,i]	—	67.3
Total liabilities	5,580.2	935.1	(858.9)		1,428.4	7,084.8
Stockholders' equity
Common stock	0.2	366.6	(366.6)	[j]	—	0.2
Additional paid-in capital	1,839.5	382.2	(382.2)	[j]	—	1,839.5
Common stock warrants	—	55.6	(55.6)	[j]	—	—
Accumulated other comprehensive loss	(22.9)	(0.1)	0.1	[j]	—	(22.9)
Accumulated deficit	(529.3)	(894.2)	894.2	[j]	—	(529.3)
Total stockholders' equity	1,287.5	(89.9)	89.9		—	1,287.5
Total liabilities and stockholders' equity	$6,867.7	$845.2	$(769.0)		$1,428.4	$8,372.3

Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2016.

(1)	Represents the historical audited balance sheet of Electric Lightwave as of December 31, 2016.

(2)	The ‘‘Electric Lightwave Pro Forma Adjustments’’ column includes adjustments deemed necessary to record the acquisition and includes the following:

a.	A reduction to the cash and cash equivalents balance of $1,440.6 million to reflect the cash proceeds used in acquiring Electric Lightwave.

b.	An increase of $112.9 million to property and equipment to reflect the Company’s preliminary estimates of the fair value of property and equipment acquired.
c.	An increase to the intangible asset balance of $230.8 million to reflect the Company’s preliminary estimate of the fair value of customer relationships and other intangible assets acquired.
d.

An increase of $327.9 million to the goodwill balance to reflect the excess of purchase consideration paid over the preliminary fair value of assets acquired and liabilities assumed in the Electric Lightwave acquisition.

e.

A reclassification of deferred revenue of $21.2 million included in “Other long-term liabilities” to “Deferred revenue, non-current” and $9.5 million included in “Accrued liabilities” to “Deferred revenue, current” to conform to the Company’s financial caption presentation.  The “Deferred revenue, current” and “Deferred revenue, non-current” captions include a reduction of $1.1 million and $0.5 million, respectively, to reflect the Company’s preliminary estimate of the fair value of the acquired deferred revenue obligation.

f.

A reclassification of $1.2 million and $2.2 million in capital lease obligations which was included within “Current portion of long-term debt” and “Long-term debt, non-current,” respectively. “Capital Lease, non-current” also includes a reduction of $0.9 million associated with a capital lease balance that Electric Lightwave held with the Company.

g.	A reduction to remove the historical debt and accrued interest balances which was extinguished in connection with the acquisition.
h.

A reduction of $42.7 million to the net deferred income tax liability to reflect the Company’s anticipated ability to utilize net operating loss carryforwards and other deferred tax assets that were previously reserved for by Electric Lightwave as well as an offsetting deferred tax liability of the aforementioned purchase accounting adjustments to the acquired intangible assets and PP&E.

The tax effect of estimated incremental temporary differences acquired from the acquisition that give rise to significant portions of the combined companies deferred tax assets and deferred tax liabilities are as follows (in millions):

Deferred income tax assets acquired:
Net operating loss carryforwards	$163.6
Accrued Liabilities	26.7
Allowance for Doubtful Accounts	1.2
Total deferred income tax assets acquired	191.5

Deferred income tax liabilities acquired:
Intangibles	(123.7)
Property and equipment	(38.4)
Total deferred income tax liabilities acquired	(162.1)

Net deferred income tax assets acquired	$29.4

i.

A reduction to “Accrued liabilities” and “Other long-term liabilities” of $0.4 million and $2.9 million, respectively, related to preliminary purchase accounting estimates associated with the fair value of deferred rent obligations acquired.  “Other long-term liabilities” also includes a reduction of $1.1 million associated with the elimination of liability classified stock-options.

j.	A reduction to remove the historical equity balances of the acquired equity.

Note: The purchase allocations, discussed above, are preliminary pending the Company’s completion of its acquisition accounting procedures associated with valuing the net assets acquired which will include an independent valuation of identified tangible and intangible assets acquired.

(3)

The ‘‘Pro Forma Adjustments for Debt Offerings’’ column reflects the principal amount of the New Indebtedness of $1,462.6 million net of costs associated with the issuance of the New Indebtedness of $27.9 million and a net discount on the New Indebtedness of $6.3 million and an increase to cash of $1,428.4 million associated with the net proceeds from the New Indebtedness.